Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 21, 2008 on the financial statements and financial highlights included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007 of The Needham Funds, Inc., in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 33-98310).

/s/ Ernst & Young LLP

Columbus, Ohio

April 28, 2008